IntesaBci S.p.A. - Milan Branch Office
Corso di Porta Nuova 7, 20121 Milan, Italy
Unicredito Italiano S.p.A. - Head Office
Via San Protaso 3, 20121 Milan, Italy
Credito Italiano S.p.A. - Milano Cordusio Corporate Branch Office

Piazza Cordusio 2, 20123 Milan, Italy


c/o
Credito Italiano S.p.A. - Milano Cordusio Corporate Branch Office

Piazza Cordusio 2, 20123 Milan, Italy

                                                                    Milan, Italy
                                                                 October 3, 2001
Dear Sirs,
We herein reply to your letter dated October 3, 2001, in which you propose to grant a loan to our company for the amount of EURO 1,000,000,000= (EURO one billion ), the complete text of which follows:



<<
                     IntesaBci S.p.A. - Milan Branch Office
                    Unicredito Italiano S.p.A. - Head Office
        Credito Italiano S.p.A. - Milano Cordusio Corporate Branch Office

Olimpia S.p.A.
Viale Sarca 222, 20126 Milan, Italy


                                                                    Milan, Italy
                                                                 October 3, 2001
Dear Sirs,
In reference to the contacts that have taken place and to your request for the granting of a loan for the amount of EURO 1,000,000,000= (EURO one billion), the undersigned, IntesaBci S.p.A. - Milan Branch Office and Unicredito Italiano S.p.A., together with the agent bank Credito Italiano S.p.A., hereby propose the granting of loan to your company in the amount of EURO 1,000,000,000= (EURO one billion), by means of the following contract:

                        LOAN CONTRACT FOR OLIMPIA S.P.A.
                                     BETWEEN

(a) Unicredito Italiano S.p.A. (hereafter referred to as "Unicredito"), with registered office at Via Dante 1, Genoa, having corporate capital of 2,512,102,903,000 Italian lire, registered under no. 22 in the Business Register maintained by the Genoa Chamber of Commerce, with tax identification no. and VAT no. 00348170101, which for the purposes of this contract acts through its head office at Via San Protaso 3, Milan, and with fiscal residence in Italy;


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(b)  IntesaBci S.p.A. (hereafter referred to as "IntesaBci"), with its registered office at Piazza Paolo Ferrari 10, 20121 Milan, having corporate capital of 6,628,613,716,000 Italian lire, registered under no. 00799960158 in the Business Register maintained by the Milan Chamber of Commerce, with tax identification no. and VAT no. 10810700152, which for the purposes of this contract acts through its Milan branch office at Corso Porta Nuova 7, 20121 Milan, and with fiscal residence in Italy;

          (Unicredito and IntesaBci will hereafter collectively be referred to as the "Banks");

(c) Credito Italiano S.p.A., with its registered office in Genoa and head office at Via Broletto 16, Milan, having corporate capital of EURO 1,588,270,000=, registered under no. 384022 in the Business Register maintained by the Genoa Chamber of Commerce, with tax identification no. and VAT no. 12931320159, enrolled in the Register of Banks and belonging to the Gruppo Bancario Unicredito [Unicredito Banking Group], which for the purposes of this contract acts through its Milano Cordusio corporate branch office at Piazza Cordusio 2, Milan, with fiscal residence in Italy (hereafter referred to as "Credito Italiano"), which will act as the agent bank in conformity with this contract, and in this capacity will be identified as "Agent Bank";

                                       AND

(d) Olimpia S.p.A. (hereafter referred to as the "Company" or "Olimpia"), a company incorporated in Italy, with its registered office at Viale Sarca 222, Milan, with corporate capital of 1,400,000,000= Italian lire, registered under no. 03232190961 in the Business Register maintained by the Milan Chamber of Commerce, and with tax identification no. and VAT no. 03232190961.

                                CONSIDERING THAT
The Company has requested a loan from the Banks and the Banks have decided to grant the requested loan to the Company for a capital amount up to a maximum of EURO 1,000,000,000= (EURO one billion), in accordance with the terms and conditions specified below, the parties listed above agree to and stipulate that which follows:

1.       PREMISES AND DEFINITIONS

1.1 The above mentioned premises and Annex A - Documentation requested from the Company, constitute an essential and inseparable part of this contract.

1.2 Within this contract the following expressions defined herein will have the meaning assigned to them respectively:

         "Amount Loaned"
         A sum of EURO 1,000,000,000= (EURO one billion), which will constitute the maximum sum that may be used by the Company in conformity with this contract.

         "Olivetti Shares"
         Common shares of Olivetti S.p.A.


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         "Current Account"
         Current account no. 107773, ABI 2008, CAB 1600, opened at the Agent Bank in the Company's name.

         "Share Pledge Contract"
         The contract with which the Company pledges a number of Olivetti Shares no less than the Initial Share Packet and the Olivetti Warrants of which it owns to the Banks as security, in accordance with the stipulated terms and conditions,.

         "Disbursement Date"
         The Working Day specified as the Disbursement Date in the Usage
         Request.

         "Maturity Date"
         The Working Day (or the first Working Day preceding the date) falling 30 days after the Disbursement Date.

         "Stipulation Date"
         The date on which this contract is stipulated, that is, the date on which the Agent Bank receives the acceptance of this contract's proposal.

         "Disbursement"
         The amount paid by each Bank in favor of the Company on its Current Account on the Disbursement Date in conformity with this contract.

         "EURIBOR"
         The one-month interest rate recorded at 11:00 a.m. (Central European
         Time) two Working Days prior to the Disbursement Date according to the EURIBOR Panel Steering Committee and published on the Reuters circuit, currently on page ATIA 01, base column 360.

         "Prejudicial Events"
         This specifies the events and circumstances described under Article 11 of this contract.

         "Working Day"
         A day on which the banks are open to the public for their normal operations on the Milan market and on which it is possible to record the EURIBOR rate.

         "Interest on arrears"
         This term has the meaning specified in Article 6.3 of this contract.

         "Margin"
         Equivalent to 150 hundredths of a percentage point (1.50%) per year.

         "Share Packet A"
         A share packet consisting of 1,000,662,120 Olivetti Shares, which represents 13.72% of the share capital of Olivetti S.p.A., owned by Bell S.A.

         "Share Packet B"
         A share packet consisting of 964,640,130 Olivetti Shares, which represents 13.23% of the share capital of Olivetti S.p.A., owned by Olimpia.



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         "Initial Share Packet"
         A share packet consisting of the sum of Share Packet A and Share Packet B (minus the number of Olivetti Shares corresponding to the shares pledged in relation to the debenture loan specified in point no. 4 of Annex A to this contract), that is 1,701,802,250 Olivetti Shares, representing 23.3% (twenty-three point three percent) of the Olivetti S.p.A. capital.

         "Interest Period"
         The period of calculation and interest maturity, beginning from the Disbursement Date and with a maturity that coincides with the Maturity Date. For the purposes of the computation of the interest, the first day of the Interest Period will be the Disbursement Date and the last day of the Interest Period will be last day preceding the Maturity Date.

                  "Usage Period"

                  The period of 10 days from the Stipulation Date.

                  "Authorized Representative"

                  Each person who has the power to undersign this contract and the Usage Request on behalf of the Company.

         "Usage Request"
         The notification by the Company, addressed to the Agent Bank, by means of which the Company requests the Disbursement in conformity with this contract.

         "Interest Rate"
         This term has the meaning specified under Article 6.1 of this contract.

         "Olivetti Warrants"
         An amount of 68,409,125 warrants issued by Olivetti S.p.A. relative to Olivetti S.p.A. common shares.

2.       OPENING OF CREDIT

2.1 With this contract the Banks will grant a loan to the Company for a total amount of up to EURO 1,000,000,000= (EURO one billion), of which EURO 500,000,000 (EURO five hundred million) at the expense of Unicredito and EURO 500,000,000 (EURO five hundred million) at the expense of IntesaBci. Each Bank is bound, in conformity with the terms and conditions of this contract, to its own commitment of half (1/2) of the amount requested by the Company requesting, without any obligation of reciprocal liability.

2.2 The Company engages in the loan specified in this contract for the purpose of contributing to the financing:

                  o        of the purchase of Share Packet A, and/or

                  o of the purchase from Bell S.A. of the Olivetti Warrants, and/or

                  o of the commissions and expenses incurred or to be incurred by or on behalf of the Company in relation to the loan for the purchase of Share Packet A and the Warrants.



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2.3     For the case in which the Company has financed the expenditures specified in the previous paragraph with the income resulting from any loan granted by its shareholder Pirelli S.p.A., the loan granted by this contract may be used, for an equivalent amount, to repay the Company's corresponding debt towards Pirelli S.p.A.

3.       SUSPENSIVE CONDITIONS

3.1 Each bank's obligation to execute the Disbursement in conformity with this contract is subject to the following suspensive conditions:

         3.1.1 that the Agent Bank has received, no later than 12:00 a.m. on the Disbursement Date, the documents specified in Annex A, and that the form and content of said documents are deemed satisfactory by the Agent Bank.

         3.1.2 that the Company has underwritten, prior to or concomitantly with the Usage Request, the Share Pledge Contract, and has performed the formalities therein prescribed.

         3.1.3 that, as of the Disbursement Date, the average value of the Olivetti Shares pledged as security, for the preceding consecutive five Working Days, calculated on the basis of the official price published by the newspaper Il Sole 24 ORE for each of those days, is not less than 150% of the Amount Loaned.

         3.1.4    that none of the events defined as Prejudicial Events under
                  Article 11 of this contract have occurred.

         3.1.5 that IntesaBci and UBM Unicredit Banca Mobiliare S.p.A. (jointly, in their capacity as "Arrangers") have received the exclusive mandate from the Company to arrange a medium- to long-term bank credit operation for an amount of EURO 1,800,000,000 (EURO one billion eight hundred million), through which, inter alia, the debt incurred by the Company as specified in this contract will be refinanced, in conformity with the terms and conditions specified in an Arrangement Letter stipulated between the Company and the Arrangers.

3.2 It is nonetheless understood that the suspensive conditions of this contract are stipulated in the interest of and for the exclusive benefit of the Banks, which can waive them at any time , through expressed declaration.

4.       USAGE

4.1 The Company may gain access to the credit specified in this contract during the Usage Period in a single payment by sending the Agent Bank, in its capacity as mandatary of the Banks, by 11:00 a.m. on the day falling 2 (two) Working Days before the Disbursement Date, a duly compiled and signed Usage Request.

4.2 The Usage Request upon having been sent to the Agent Bank, in its capacity as representative of the Banks, will be irrevocable for the Company.

4.3 The obligation of the Banks to make the Disbursement is also subject to the following circumstances:



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

         4.3.1 that the Disbursement Date specified in the Usage Request falls on a Working Day within the Usage Period.

         4.3.2 that the amount of the Usage requested must be equivalent to or less than the Amount Loaned.

4.4 The portion of the Amount Loaned that is not included in the Usage Request will be cancelled and will not be available for any other use on the part of the Company. In a similar manner, the entire opening of credit specified in this contract will be considered cancelled if the Company has not used the opening of credit before the expiration of the Usage Period.

5.       REPAYMENT

5.1 All amounts disbursed by the Banks to the Company in conformity with the Disbursement must be completely repaid by the Company on the Maturity Date by through payment of the corresponding amount to the Banks.

6.       INTEREST RATE

6.1 The interest rate for the Disbursement will be equivalent to the EURIBOR rate plus the Margin. The interest will be calculated on the actual number of days included in the Interest Period, on the basis of 360 days per year.

6.2 The amount of interest due will be paid by the Company to the Banks on the Maturity Date, concomitantly with the repayment of the Amount Loaned.

6.3 In case of non-punctual or incomplete payment of the sum due for capital, interest, or for any other reason, the interest on arrears, which is determined based on the Interest Rate increased by 2 (two) percentage points (the "Interest on Arrears"), will be owed by the Company on the unpaid amount,.

6.4 The Interest on Arrears, to be capitalized on the basis of a six-month period, will become immediately effective, without any requirement of formal notice of default, solely on the basis of the expiration of the terms.

7.       PAYMENTS

7.1 All the payments by the Company in relation in conformity with this contract will be made by crediting the corresponding amount to the Current Account, or to another bank account that may be specified by the Agent Bank, in its capacity as mandatary representative of the Banks, for that purpose.

7.2 The payments that must be made by the Company to the Banks in conformity with Articles 8, 9, and 16 will be made in the same currency in which the various costs, expenses, or charges were incurred.

7.3 The payments relative to the sums due for capital and interest and any other payment relative to sums due to the Banks for any reason in conformity with this contract or subject to it or in relation to its dissolution, cancellation, annulment, or other reason. will be made by the Company in EUROs.



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

7.4 The obligation of the Company to pay the amounts due on the established day as repayment of capital, interest, or for any other reason, and more generally, the fulfillment of any obligation in relation to this contract, cannot be suspended or delayed, not even in the case of a dispute, even if this dispute be of a legal nature, raised by the Company, by third parties, or that may have occurred as a result of any legislative, administrative, or legal provision. Any exception may be considered only after payment has been made and only for the purpose of requesting restitution, with the exception of the Company's right to object on the basis of the obvious error on the part of the Agent Bank in calculating any amount due to the Banks in relation to this contract.

7.5 Whenever a payment in conformity with this contract must be made on a date that is not a Working Day, the payment will be made on the next Working Day or, if the next Working Day should fall in the next solar month, on the Working Day immediately before the scheduled payment date.

7.6 Whenever the Banks receive a payment from the Company, the amount for which is less than the amount due from the Company in conformity with this contract, the partial payment, will be allocated as follows, regardless of any different allocation specified by the subject making payment:

         7.6.1 Firstly, to the amounts due to the Banks for the reimbursement of costs and expenses.

         7.6.2 Secondly, to the amounts due to the Banks as interest (including also any Interest on Arrears).

         7.6.3    Thirdly, to the amounts due to the Banks as capital.

         7.6.4    Fourthly, to the amounts due to the Bank for any other reason.

8.       possible CHARGES AND TAXES

8.1 All expenses or charges arising as a consequence of or in relation to this contract, as well as all registration taxes or similar taxes due at any time in relation to this contract or in relation to other documents or contracts in connection with this contract or specified therein, are the responsibility of the Company, even after the complete repayment of all amounts due in relation to the contract. All the payments due from the Company in conformity with this contract, as capital, interest, commissions, and others,. must be made without any deduction or withholding for taxes or for any other reason unless the deduction or withholding is required by law; in which case:

         8.1.1 The amount of every single payment must be recalculated so that the actual amount to be paid, net of the withholding, is equivalent to the amount that the Banks would have received in payment if the withholding had not been applied.

         8.1.2 The Company must immediately pay the Banks an additional amount that is equivalent to the amount of the deduction or withholding so that the amount received by the Banks is equivalent to the amount that they would have received if the deduction or withholding had not been applied.



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

         8.1.3 The Company must pay the relevant fiscal authorities and similar organizations, within the term established by law, the entire amount of the deduction or withholding, including the amount of deduction or withholding on any additional amount paid in conformity with this paragraph.

         8.1.4 The Company must provide the following to the Agent Bank, within the term established by law for payment:

                  (a) A receipt validly issued by the competent fiscal authority listing all the amounts deducted or withheld.

                  (b) If said receipt has not been issued, a deduction certificate or similar proof of the corresponding deduction or withholding.

9.       Further CHARGES

9.1 Whenever legislative changes or any other provisions, even of an administrative or regulatory nature, occur which result in a change in the current legislative and/or regulatory situation, even that of a supranational nature, therein including the European Union, and which result in an increase in costs or any charges (including lowered income due to a change in the requirements for the obligatory reserve) at the expense of the Banks in relation to the amounts disbursed or that are to be disbursed or to the participation in this contract, the Banks will promptly notify the Company which must promptly pay the compensatory amount of these further costs or charges documented by the Banks.

10.      company OBLIGATIONS AND guarantees

10.1 Until complete repayment of the credit granted in conformity with this contract, the Company pledges to not perform any operation that could prejudice the capability of the Company to fulfill the obligations arising from this contract.

10.2     The Company declares and guarantees the Banks:

         10.2.1 That on the Disbursement Date it will acquire or will have acquired full ownership of the Olivetti Shares of the Share Packet A for a total price of EURO 4,179,923,233.18=, including the tax on stock market contracts and the brokerage commission.

         10.2.2 That the agreements with Bell S.A., by means of which the Olivetti Shares in Share Packet A will be purchased by the Company, do not require terms, obligations, or responsibilities on behalf of the Company, other than the payment of the price specified above, which can prejudice the capability of the Company to fulfill the obligations provided for in this contract.

         10.2.3 That the debenture loan of EURO 1,032,920,000= issued by the Company and the loan that the Company has received from Banca Antoniana Popolare Veneta, from Interbanca, and from Banca Monte dei Paschi di Siena do not involve any terms, conditions, or charges that are the responsibility of the


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                  Company and which could prejudice the capability of the
                  Company to fulfill the obligations provided for in this contract.

11.      PREJUDICIAL EVENTS

11.1 The subsequent events, acts, and circumstances described in the following subparagraphs will be considered Prejudicial Events during the period of this contract:

         11.1.1 The occurrence of any event or circumstance, or series of events or circumstances, even if not correlated, but, as a whole, prejudice the capability of the Company to fulfill the obligations provided for in this contract.

         11.1.2 Any circumstance that weakens the validity or effectiveness of the Pledge Contract or the guarantees constituted in relation to said contract, or the case in which, based of a record that will be calculated every Friday starting from the Disbursement Date, the average value of the Olivetti Shares pledged as security, for the preceding five consecutive Working Days, calculated on the basis of the official price published by the newspaper Il Sole 24 ORE for each of those days, is less than 120% of the Amount Loaned.

12.      consequences of A PREJUDICIAL EVENT

12.1 If a prejudicial event occurs, as described in the preceding Article, the Banks will have the right:

         12.1.1 To provide written notification to the Company of the dissolution of this contract, which will result in the cancellation of the opening of credit and the Company will no longer be able to use said credit, and/or

         12.1.2 To provide written notification to the Company that all amounts due in relation to this contract are immediately payable. Upon receiving said notification the Company will be required to immediately repay to the Banks all the capital disbursed and immediately pay the interest and any other amount due in conformity with this contract, including any Interest on Arrears, commissions, and accrued expenses. Furthermore, any loss of income in relation to the loss of profit relative to the interest expected but not paid for period from the forfeiture of the benefit of the Maturity Date until the Maturity Date itself.

13.      PROOF OF CREDIT

13.1 The Bank account statements, records, and, in general, accounting records will constitute legal proof in the first instance, in any setting and for all purposes, of the credit in favor of the Company, with the exception of obvious error and proof to the contrary.

14.      COMMUNICATIONS

14.1 The parties to this contract have domicile as indicated above in the parties listing and therefore, all notifications, communications, or documents to be sent to any of the parties to this contract must be sent by registered letter or by fax or electronic mail (so called e-mail) confirmed by means of a registered letter with acknowledgement of receipt, to the interested party at the address specified below or


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         to any other address of which written notification is subsequently given by notification in writing by any of the parties to the other.

        If notification is to be sent to the Banks:
        -------------------------------------------

                  Jointly in care of the Agent Bank

                  Credito Italiano S.p.A. - Milano Cordusio Corporate Branch Office

                  Piazza Cordusio 2, - 20123 Milan (MI), Italy

                  Attn.: Dr. Roberto Andreoli;

                  Phone: 02 8862 2446;

                  Fax: 02 8862 3798;

                  E-mail: roberto.andreoli@credit.it

       If notification is to be sent to the Company:
       ---------------------------------------------

Olimpia S.p.A.

Viale Sarca 222, 20126 Milan, Italy

Attn.: Ing. Luciano Gobbi and Dr. Silvia Gironi;

Tel: 02 6442 4576 and 02 6442 2349;

Fax: 02 6442 3480;

E-mail: luciano.gobbi@pirelli.com and silvia.gironi@pirelli.com

15.      euro REGULATION

15.1 In compliance with the provisions in force during the transition period prescribed by Regulation CE 974/98, the values expressed in Italian lire in this contract and in all correspondence or documentation is exchanged or produced in relation to the execution of this contract are legally equivalent to the corresponding value in euros.

16.      ADDITIONAL COSTS AND TAXES

16.1 Regardless of the payment of other amounts specified in this contract, The Company will be completely responsible for all costs or charges (including those of a fiscal nature such as stamp taxes and registration taxes), in connection with the preparation and stipulation of this contract and any corresponding contractual documentation and in connection with the granting of credit specified herein (with the exclusion of those costs or charges in relation to any transfers), which are incurred by the Banks or resulting from the preparation, stipulation, and/or execution of this contract and/or any subsequent modifications or amendments to this contract, regardless of the time at which said costs or charges arise and become payable or are incurred by the Banks.



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16.2     Without prejudice to the provisions of Article 16.1 above, the Company is required to directly pay the competent fiscal authority all amounts due (individually or jointly, depending upon the case) for registration taxes, stamp taxes, government licensing taxes, and any other taxes that are payable in relation to this contract and to the documentation cited herein or associated with this contract.

16.3 The fees and expenses relative to the services provided by the Banks' legal consultants regarding negotiations and the drawing up of this contract will be the complete responsibility of the Company and must be repaid to the Banks upon their first request, upon presentation of the corresponding documentation in compliance with current fiscal regulations.

16.4 The Company will also be responsible for the expenses, even those of a legal and judicial nature, that may be incurred by the Banks to exercise their rights as specified in this contract and in relation to the credit disbursed based on this contract, as well as those expenses incurred by the Banks for having made the Disbursement available upon the Company's request if the Disbursement cannot take place due to causes not attributable to the Banks.

AGENT BANK

16.5 With the undersigning of this contract IntesaBci and Unicredito agree, in conformity with the second paragraph, Article 1723 of the Italian Civil Code, on the designation of Credito Italiano as the Agent Bank.

The Agent Bank has essential, legal, active and passive representative powers regarding the credit rights and powers of the Banks arising from this contract. To this effect, all rights and powers reserved to the Banks or to each bank individually in relation to this contract may be exercised by the Agent Bank in its capacity as mandatary representative, therein including the power to receive the Usage Request, to execute the Disbursement, to receive repayments and the payment of commissions and interest as well as any other amounts, and to take any legal action, even legal action of a preventive nature, in relation to the protection of the Banks' rights.

As a result of the above, the Company may validly send each communication to the sole Agent Bank (even if addressed to only one the Banks) and consider each communication originating from the Agent Bank in relation to this contract to have originated also from the other Banks (or from one of these two banks, if so specified), unless otherwise specified in the communication itself.

17.      REGISTRATION TAX

17.1 This contract is not subject to the fixed registration tax being that it was entered into through the exchange of business correspondence and for this reason requires only services are subject to the value added tax (but that are exempt in conformity with Article 10 of Italian Presidential Decree no. 633 of October 26, 1972). If this contract is to be registered voluntarily, the tax will be reduced by a fixed amount.



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18.      APPLICABLE LAW AND COMPETENT COURT

18.1 This contract is governed by Italian law and must be interpreted in conformity therein.

18.2 With the exception of mandatory competence required by law, the Court of Milan will be competent for any dispute that may arise between the parties in reference to this contract and the rights conferred by it.














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                                     ANNEX A

                    DOCUMENTATION REQUESTED FROM THE COMPANY

(1) A copy of the articles of incorporation and the current corporate charter, certified to be true copies by an Authorized Representative.

(e) A copy of the resolution of the Company's Board of Directors that authorizes the undersigning of this contract, certified to be true copies by an Authorized Representative.

(f) A list of the Authorized Representatives with a sample of their signatures.

(g) Documentation that the Olimpia debenture loan (the "Debenture Loan") was issued, subscribed, and entirely paid in by Bell S.A. for an amount of no less than EURO 1,032,920,000=. In the absence of this documentation, the Banks will permit that evidence, judged as being sufficient by the Agent Bank, that an equivalent amount was paid to the Company through a loan by the shareholder Pirelli S.p.A., and that the corresponding credit held by Pirelli S.p.A. towards the Company is subordinate to the credits the Bank has towards the Company as specified in this contract according to terms judged to be acceptable by the Banks themselves, with the understanding that the Company may in any case repay said credit with the proceeds from the Debenture Loan, without the above mentioned obligation of subordination, if it is issued, subscribed, and paid in after the Disbursement Date.

(h)      Confirmation by the Agent Bank:

         (a) That the proposed Share Pledge Contract was duly accepted by the Company in the stipulated form.

                  o That the formalities required by Article 4.1 (a) of the Share Pledge Contract were duly completed, as specified herein.

                  o That an amount of no less than EURO 750,000,000= (EURO seven hundred fifty million) was drawn by the Company on the basis of the contracts for loans granted by Banca Monte dei Paschi di Siena, by Interbanca, and by Banca Antoniana Popolare Veneta.

                  o That the Company received a conferment of share capital of at least EURO 5,200,000,000 (EURO five billion two hundred million).

                                      ooo

If you are agree with this proposal, we ask that you please indicate your acceptance by sending the Agent Bank a letter containing the contents of this letter and which has been duly signed to indicate acceptance by a representative authorized to commit Olimpia S.p.A. to the obligations specified in the LOAN CONTRACT FOR OLIMPIA S.P.A. contained in this letter. We ask that you please specifically approve, with separate undersigning, the provisions specified in
Article 6 INTEREST RATE (in reference to Article 6.4), Article 7 PAYMENTS (in reference to Article 7.4), Article 11 PREJUDICIAL EVENTS, Article 12 CONSEQUENCES OF A PREJUDICIAL EVENT, Article 13 PROOF OF CREDIT, and Article 19 APPLICABLE LAW AND COMPETENT COURT (in reference to Article 19.2).



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

Sincerely yours,

------------------------------
IntesaBci S.p.A. - Milano Branch Office

-------------------------------
Unicredito Italiano S.p.A. - Head Office

----------------------------------------
Credito Italiano S.p.A. - Milano Cordusio Corporate Branch Office

                                                                              >>
We hereby inform you of our acceptance of the provisions of the LOAN CONTRACT FOR OLIMPIA S.P.A. listed above.

Sincerely yours,


------------------------------------
Olimpia S.p.A.
Dr. Silvia Gironi Dr. Francesco Tanzi





We specifically approve the provisions of Article 6 INTEREST RATE (in reference to Article 6.4), Article 7 PAYMENTS (in reference to Article 7.4), Article 11 PREJUDICIAL EVENTS, Article 12 CONSEQUENCES OF A PREJUDICIAL EVENT, Article 13 PROOF OF CREDIT, and Article 19 APPLICABLE LAW AND COMPETENT COURT (in reference to Article 19.2).


------------------------------------
Olimpia S.p.A.
Dr. Silvia Gironi Dr. Francesco Tanzi







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